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Section 3 of the Meridian Industrial Trust, Inc. Amended and Restated Employee
and Director Incentive Stock Plan is amended in its entirety to read as follows:


     3.   SHARES OF STOCK SUBJECT TO THE PLAN

          3.1  MAXIMUM AMOUNT OF SHARES.  Subject to the provisions of Section
     3.6 of the Plan, the aggregate number of shares of Stock that the Company may have subject to outstanding Awards at one time under the Plan shall be an amount equal to (a) seven percent of the aggregate of (i) the total number of shares of Stock outstanding from time to time, PLUS (ii) the total number of securities convertible into or exchangeable or exercisable for shares of Stock outstanding from time to time (in each case other than any such securities issued under this Plan and any other stock-based plan for employees or directors of the Company) MINUS (b) the total number of shares of Stock subject to outstanding Awards on the date of calculation under this Plan and any other stock-based plan for employees or directors of the Company.

          3.2 DETERMINATION OF AVAILABLE SHARES. In computing the total number of shares subject to outstanding Awards at one time under the Plan, the Committee shall count the number of shares of Stock subject to issuance upon exercise or settlement of outstanding Options or SARs and the number of shares of Stock subject to outstanding Restricted Stock Awards to the extent such shares are subject to restriction, determined in each case as of the Date of Grant of each Award (other than Awards designated to be paid only in cash), but shall not count the number of shares of Stock that have been issued upon prior exercise or settlement of Awards.

          3.3 RESTORATION OF UNUSED AND SURRENDERED SHARES. If Stock subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of Stock, or is exchanged for other Awards, the shares of Stock that were subject to that Award shall no longer be charged against the number of available shares and shall again be available for issue, transfer, or exercise pursuant to Awards under the Plan to the extent of such forfeiture, termination, expiration, or other cessation of its subjection to an Award.

          3.4 DESCRIPTION OF SHARES. The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of Stock,
     (b) Stock held in the treasury of the Company, or (c) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market, in each situation as the Administrator may determine from time to time at its sole option.

          3.5 REGISTRATION AND LISTING OF SHARES. From time to time, the Board of Directors and appropriate officers of the Company shall and are authorized to take whatever actions are necessary to file required documents with governmental

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     authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance pursuant to Awards.

     3.6 REDUCTION IN OUTSTANDING SHARES OF STOCK. Nothing in this Section 3 shall impair the right of the Company to reduce the number of outstanding shares of Stock pursuant to repurchases, redemptions, or otherwise; provided, however, that no reduction in the number of outstanding shares of Stock shall (a) impair the validity of any outstanding Award, whether or not that Award is fully exercisable or fully vested or (b) impair the status of any shares of Stock previously issued pursuant to an Award or thereafter issued pursuant to a then-outstanding Award as duly authorized, validly issued, fully paid, and nonassessable shares.